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                                  Exhibit 99.1


          LL&E Royalty Trust Announces Trust Income for July 1999

          FOR IMMEDIATE RELEASE

          HOUSTON (June 25, 1999)--LL&E Royalty Trust (NYSE SYMBOL - LRT) announced today the Trust income distribution for the month of July 1999. This distribution represents amounts payable to the Trust with respect to production for the month of April 1999. Unit holders of record on July 6, 1999 will receive a distribution of $104,073.10 or approximately $.005480 per Unit payable on July 15, 1999.

          The distribution includes no proceeds from the Offshore Louisiana properties due to excess production costs. Excess production costs to be recouped from future proceeds at the Offshore Louisiana property total $364,000.

          The Working Interest Owner, under the terms of the Trust Conveyance, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest. According to the most recent reserve report, estimated dismantlement costs are $9.6 million for Jay Field property, $2.6 million for South Pass 89 property and $3.0 million for Offshore Louisiana property. The Working Interest Owner has informed the Trust that effective with the July 1999 income distribution, it will begin escrowing funds from the Jay Field, South Pass 89 and Offshore Louisiana properties to provide for the Trust's portion of the estimated costs of dismantling platforms on these properties. The Working Interest Owner has informed the Trust that it has escrowed $945,000 for the production month of April 1999.

          The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

          Contact:         LL&E Royalty Trust, Houston
                           Chase Bank of Texas, N.A., as Trustee
                           Jeffrey D. Dunbar
                           713/216-5447
                           http://www.businesswire.com/cnn/lrt.html